Exhibit (d)(v)

SCHEDULE A

INVESTMENT ADVISORY AGREEMENT

FUND	FUND EFFECTIVE DATE
Schwab California Municipal Money Fund (formerly Schwab California Tax-Exempt Money Fund)	November 5, 1990

Schwab U.S. Treasury Money Fund	November 5, 1991

Schwab Value Advantage Money Fund	February 7, 1992

Schwab Retirement Advantage Money Fund (Formerly Schwab Institutional Advantage Money Fund)	November 26, 1993

Schwab Investor Money Fund (Formerly Schwab Retirement Money Fund)	November 26, 1993

Schwab New York AMT Tax-Free Money Fund (Formerly Schwab New York Municipal Money Fund)	November 10, 1994

Schwab Government Cash Reserves Fund	October 20, 1997

Schwab New Jersey AMT Tax-Free Money Fund (Formerly Schwab New Jersey Municipal Money Fund)	January 20, 1998

Schwab Pennsylvania Municipal Money Fund	January 20, 1998

Schwab Florida Municipal Money Fund	February 16, 1998

Schwab Massachusetts AMT Tax-Free Money Fund (Formerly Schwab Massachusetts Municipal Money Fund)	April 21, 2003

Schwab Cash Reserves	July 9, 2004

Schwab Advisor Cash Reserves	July 9, 2004

Schwab AMT Tax-Free Money Fund	November 1, 2006

Schwab California AMT Tax-Free Money Fund	October 1, 2007

Schwab Treasury Obligations Money Fund	April 2, 2012

THE CHARLES SCHWAB FAMILY OF FUNDS		CHARLES SCHWAB INVESMENT MANAGEMENT, INC.

By:	/s/ Marie Chandoha	By:	/s/ Brett Wander
Name:	Marie Chandoha	Name:	Brett Wander
Title:	President & Chief Executive Officer	Title:	Chief Investment Officer

Dated as of April 2, 2012